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                                                                   EXHIBIT 2.1.1

                               AMENDING AGREEMENT

         THIS AMENDING AGREEMENT is made this 30th day of September, 1998 by and between BOWATER PULP AND PAPER CANADA INC., a corporation incorporated under the laws of Canada (formerly known as Avenor Inc.) (hereinafter called the "Vendor"), BOWATER INCORPORATED, a corporation incorporated under the laws of Delaware, WEYERHAEUSER CANADA LTD., a corporation incorporated under the laws of the Province of British Columbia (hereinafter called the "Purchaser") and WEYERHAEUSER COMPANY, a corporation incorporated under the laws of Washington.

                                   BACKGROUND

         WHEREAS the parties hereto have entered into an asset purchase agreement (hereinafter referred to as the "Asset Purchase Agreement") made the 4th day of August, 1998 providing for the sale by the Vendor to the Purchaser of substantially all of the property and assets owned by the Vendor or any of its Affiliates and used by or in connection with the Business;

         AND WHEREAS it is desirable to clarify certain provisions of the Asset Purchase Agreement;

         NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the covenants, agreements and warranties hereinafter set forth, the parties hereto agree as follows:

1.       Definitions

Unless otherwise defined herein, all capitalized terms used in this amending agreement shall have the respective meanings ascribed thereto in the Asset Purchase Agreement.

2.       Scope of Amendment

The parties hereby concur in this amendment to the Asset Purchase Agreement and, upon the execution of this amending agreement, the Asset Purchase Agreement and this amending agreement shall be deemed to constitute the entire Asset Purchase Agreement. Subject as hereinafter set forth the Asset Purchase Agreement is hereby confirmed in all respects.


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                                       2.


3.       Amendments

3.1 The definition of "Required Contracts" contained in Section 1.1 of the Asset Purchase Agreement is hereby amended by deleting the words "and
         (ii) contract number 1 under the Ear Falls heading, on Schedule 6.10 to the Disclosure Statement".

3.2 Paragraph 3.2(v) of the Asset Purchase Agreement is deleted in its entirety and shall be replaced by "(v) Intentionally Deleted".

3.3 Paragraph 11.3 (b)(ii) of the Asset Purchase Agreement is deleted in its entirety and replaced by the following:

         "(ii)    Purchaser Establishes New Plans

The Purchaser shall promptly establish and register, effective the Closing Date, with the appropriate federal and provincial regulators, at its own expense, a pension plan (the "Purchaser's Staff Plan") which, together with the other Employee Benefits, provides pension benefits and ancillary benefits (excluding any right to surplus) no less favourable than those of the Vendor's 1976 Staff Plan as at the Closing Date and a pension plan (the "Purchaser's Supervisory Plan") which, together with the other Employee Benefits, provides pension benefits and ancillary benefits (excluding any right to surplus) no less favourable than those of the Vendor's 1976 Supervisory Plan as at the Closing Date."

3.4 Paragraph 11.3 (b)(iv) of the Asset Purchase Agreement is deleted in its entirety and replaced by the following:

         "(iv)    Pension Benefits For Pre-Closing Service

Subject to the receipt by the Purchaser's Staff Plan of the assets described in Paragraph 11.3(b)(xii) hereof, the Purchaser's Staff Plan shall provide to the Non-union Transferred Employees who are members of the Vendor's 1976 Staff Plan as at the Closing Date, pension benefits and ancillary benefits in respect of past service (excluding any right to surplus) which are substantively the same as the pension benefits and ancillary benefits (excluding any right to surplus) provided for such individuals under the Vendor's 1976 Staff Plan as constituted at the Closing Date (inclusive of future salary increases and bonus payments), and as modified by amendments to the Purchaser's Staff Plan, if any, required by applicable laws. Subject to the receipt by the Purchaser's Supervisory Plan of the assets described in paragraph 11.3(b)(xii) hereof, the Purchaser's Supervisory Plan shall provide to the Non-union Transferred Employees who are members of the Vendor's 1976 Supervisory Plan as at the Closing Date, pension benefits and ancillary benefits in respect of past service (excluding any right to surplus) which are substantively the same as the pension benefits


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                                       3.


and ancillary benefits (excluding any right to surplus) provided for such individuals under the Vendor's 1976 Supervisory Plan as constituted at the Closing Date (inclusive of future salary increases and bonus payments), and as modified by amendments to the Purchaser's Supervisory Plan, if any, required by applicable laws. "

3.5 There shall be inserted after Paragraph 11.3 (b)(xiv) and before Paragraph 11.3 (d) the following:

         "(c)     Intentionally deleted".

3.6 There shall be added at the end of the final sentence to the second paragraph in Section 13.1.9 of the Asset Purchase Agreement after the words "Article 10" the following:

", provided that the Mercury Parcel shall not be considered as part of the Purchased Assets with respect to Article 10 after the Purchaser transfers the Mercury Parcel back to the Vendor and, provided further, the Mercury Parcel shall not be considered as part of the Purchased Assets with respect to Article 10 during the term of any lease of the Mercury Parcel between the Purchaser and the Vendor. In the event that the Purchaser is required to take title to the Mercury Parcel, the Vendor and Purchaser shall enter into a lease in respect of the Mercury Parcel which shall include a right of access to the Mercury Parcel, in a form satisfactory to the Vendor and the Purchaser, each acting reasonably."

3.7 The reference to "Paragraph 14.1.3(d)" in Section 6.19 of Schedule 6.1 to the Asset Purchase Agreement shall be deleted and replaced by a reference to "Paragraph 14.1.3(c)".

4.       Counterparts and Facsimile

This amending agreement may be executed in two or more counterparts and by facsimile each of which will be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

5.       Governing Law

This amending agreement shall be construed and enforced in accordance with, and the rights of the parties hereto shall be governed by, the laws of the Province of Ontario and the laws of Canada applicable therein. Any and all disputes arising under this amending agreement, whether as to interpretation, performance or otherwise, shall be subject to the exclusive jurisdiction of the


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                                       4.


Courts of the Province of Ontario and each of the parties hereto hereby irrevocably attorns to the jurisdiction of the Courts of such Province.

         IN WITNESS WHEREOF this amending agreement has been executed by the parties hereto.


                                  BOWATER PULP AND PAPER CANADA INC.

                                  By:   /s/ Marc Regnier
                                        ----------------------------------


                                  BOWATER INCORPORATED

                                  By:   /s/ A. H. Barash
                                        ----------------------------------


                                  WEYERHAEUSER CANADA LTD.

                                  By:   /s/ Alex A. Shorten
                                        ----------------------------------


                                  WEYERHAEUSER COMPANY

                                  By:   /s/ L. Dale Sowell
                                        ----------------------------------